EXHIBIT 10.22

                           MEMORANDUM OF UNDERSTANDING



A. NU-TEC Incorporated (NU-TEC) has designed, manufactures and sells Townsend, Amity, Brendan and Upland wood-burning stoves. NU-TEC represents that it owns the unencumbered right, title and interest in and to the cast-iron body designs that it sells. The design of the Amity cast-iron stove and the Hepplewhite cast-iron stove are the sole property of NU-TEC. NU-TEC will indemnify and defend DESA from any claims or cost arising from breach of these warranties that would prevent DESA from marketing these designs.

B. DESA desires to procure and market under the DESA Brands, such as VANGUARD, the Amity (Federal) Gas Stove Body and Hepplewhite Gas stove Body designs developed by NU-TEC. DESA promises not to procure any cast-iron designs from other suppliers that are so similar to the NU-TEC designs as to be construed by the consumer to possibly be NU-TEC designs.

C. DESA will design and manufacture the log set or firebox to be inserted into the cast-iron body. DESA accepts the responsibility for the safe design, testing, and manufacture of the finished product - a ventless heater. NU-TEC grants DESA the exclusive right and license to market the Amity (Federal) Gas Stove Body and Hepplewhite Gas stove Body designs in the United States.

D. NU-TEC will manage the acquisition of the Amity (Federal) Gas Stove Body and Hepplewhite Gas stove Body designs from China on behalf of DESA. NU-TEC will have personnel living in China to help fulfill this function. NU-TEC will negotiate prices and other contractual terms with the Chinese manufacturers, will do quality control inspections, and will generally coordinate the activities relating to acquisition of high quality, reasonably priced cast-iron stoves from China.

E. NU-TEC will be paid a management fee which will be calculated based on DESA unit purchases of AMITY Gas Stove Bodies. The fee becomes owed when a container clears customs. (Any subsequent rejects or claims do not effect the management fee.) The fee for each painted stove body will be $60.00 and for each enameled stove body $70.00. The management fee is due 30 days from the time containers clear customs.

F. DESA will be responsible for all non-China purchases through their own purchasing department. NU-TEC will continue to forward information that may be helpful. NU-TEC may purchase items at DESA's request with the understanding that DESA will reimburse NU-TEC immediately. NU-TEC will not mark-up such purchases. (For example, DESA is responsible for the Forest Paint to be shipped to China for the AMITY stoves.) NU-TEC will purchase the paint per DESA's mix of color designation and invoice DESA for the total cost, without mark-up.

G. The AMITY cast-iron body assembly will be shipped completely assembled, except for legs and grill (packaged to avoid damage inside), and palletized and boxed. The


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         cardboard  outer box will be imprinted  with the DESA name and VANGUARD logo, if desired. The cardboard box and plastic bag will be designed to be lifted off and the gas insert assembly will be inserted either at the DESA factory or by the installer. A discreet line will be printed on the carton that notes: "Body by NU-TEC". DESA will provide either the camera ready artwork or labels containing bar codes, etc.

H. DESA promises not to do anything intentionally to hurt the NU-TEC name or the brand recognition. NU-TEC will place its name 'discreetly on each stove and it will appear on the gold foil (1/2" x 2") inspection sticker that also serves to announce "Made in China". NU-TEC promises not to do anything intentionally to hurt DESA's reputation or distribution program.

I. DESA will immediately retain exclusive marketing license of the Amity (Federal) Gas Stove Body and Hepplewhite Gas stove Body designs for 1997 and thereafter for so long as DESA's annual management fee payment exceeds $120,000.00 for each unit. DESA may retain the exclusive license, but take less stoves provided the fee is paid.

J. If DESA is unwilling or unable to fulfill the above requirements or otherwise wishes to terminate this Agreement, DESA will be responsible for payment for Amity (Federal) Gas Stove Bodies and Hepplewhite Gas stove bodies on the orders that are completed within 30 days of written notice. The remaining prepayment portion of the agreement will be forfeited to the China manufacturers. DESA' s termination of this Agreement must not leave NU-TEC with any financial obligations from DESA authorized purchases (such as paint incurred on DESA's behalf. Components or subassemblies that have been paid for but not taken to completion will be turned over to NU-TEC at no charge.

K. NU-TEC will be able to purchase up to twenty of the AMITY Gas Stoves from DESA at a price equal to DESA's lowest selling price to date within the current recording year. NU-TEC may purchase at this price in any quantity up to the twenty and will be afforded the standard payment terms of a DESA distributor. NU-TEC will not resell these stoves as to jeopardize DESA's current distribution.

L. Neither NU-TEC or any of its employees, including Peter S. Albertsen, are to be held liable for problems with deliveries, prices, or quality of items purchased from third parties. While DESA monies will be directed through the NU-TEC banking account, it is understood that all purchases are third party.

M. NU-TEC will use any funds that DESA provides only for the express purpose of purchasing goods and services on behalf of DESA. Only the Management Fee may be applied to NU-TEC's own expenditures and income.


N. DESA may send a representative at any time to review the operation in China and inspect product. This is encouraged especially when we begin shipping finished product. During these visits, the DESA representative will be accompanied by a Rhode Island - based NU-TEC staff member and a China based NU-TEC staff member to interpret. During these visits DESA will be responsible for inland travel,


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         food and  lodging  expenses  for the  DESA  representative  and  NU-TEC personnel accompanying him. DESA will not be responsible for NU-TEC's airfare to China unless a special unscheduled trip is requested by DESA.

O. This Agreement is intended to obey the laws of Kentucky, Rhode Island, the United States of America and the Peoples Republic of China. It will be interpreted pursuant to Rhode Island law.

P. Any dispute that cannot be resolved by the parties to this Agreement is agreed to be resolved by independent arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). It will be the obligation of the plaintiff to take his case to the State of the other party. (DESA must take its complaint to the AAA in Rhode Island and NU-TEC must take its complaint to the AAA located in Kentucky.)

Q. This Agreement is not transferable without the written consent of both parties, which consent will not be unreasonably withheld..

R. The terms and conditions of the Chinese Factories will be discussed with DESA. Payment terms must be agreed upon by both the China Factories and DESA. For the initial order of 2,000 Amity (Federal) Gas Stove Body and 1,000 Hepplewhite Gas stove Body designs the following payment schedule applies:

         $25.00 Per Stove Prepayment - Deposit with order locks in your costs for one year or as many stoves prepaid, whichever comes first. All of these funds are wired to China and are applied towards the purchase of materials. For 2000 stoves the prepayment is $50,000. NU-TEC will make this prepayment on behalf of DESA in return for $6.00 added to the Management Fee. $60.00 goes to $66.00. DESA is responsible to NU-TEC for repayment of the prepayment if they cancel their order. DESA has the option taking over the prepayment responsibility and thus eliminating the $6.00 fee to NU-TEC by reimbursing NU-TEC for any outstanding prepayment funds.

         China Costs - Due upon clearance of the containers through U.S. Customs. NU-TEC will invoice DESA for all of the China costs without any mark-up. Generally the $25.00 prepayment would be deducted for each stove. NU-TEC will take this credit if it makes the prepayment for DESA. The terms are net. Payment should be sent via 2 day mail to NU-TEC within a week from receiving the invoice. NU-TEC wires these funds to China.

         At the time of this writing, the cost for the painted Amity Stove Body as detailed below. The Forrest Paint must be supplied to the China factory. The current estimated landed cost per gallon is $24.00. The estimated usage is 4 to 5 stoves per gallon. The screen and back panel, if painted will push this number towards the 4 units per gallon. The back panel is currently intended to be enameled to enhance the flame view. If we need to cut back on costs we could settle on a painted back panel.

         The estimated cost for the enameled Amity Stove Body is $196.00, but price and 1997 availability has not been firmed up yet.


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         Ocean freight  charges are currently  running  $2,620.00  (Savannah) or
         $2,070 (San Francisco) plus $224.00 insurance. This equates to $13.50 to $16.73 per stove, assuming 170 stoves per container. We do not have the inland freight costs yet, but we know H-N-G pays $1,200 total for a container delivery to Savage, MN from Seattle. This equates to $7.05 per stove.

                  Revised Costs as of 2/20/97 Annuity

Summary     $110.00      Painted Stove with drop floor, swing out bottom
                         door, expanded metal black painted steel screen,
                         black enameled 1.5mm thick back panel, on pallets
                         and in a cardboard box. (We used up the $10.00
                         contingency cushion we have used for preliminary
                         discussions.)
            $  6.00      Forrest Paint (assumes 4 stoves per gallon average)
            $ 16.73      Ocean Freight (highest to East Coast)
            $ 60.00      Management Fee (+ $6.00 Fin. Chg. not included)
            -------
            $192.73      Landed Stove Cost
            $  7.05      clearance and inland freight to DESA (should be less,
            -------
                         600 miles Savannah to Bowling Green vs. +1,200
                         miles from Seattle to Savage, MN
            $199.78      TOTAL LANDED

Estimated Maximum Landed Cost = $202.00.
Estimated Minimum Landed Cost = $197.00.
The largest variables are the freight.

         Management Fee - The Management Fee is invoiced Net 30 at the same time as the "China Costs" are invoiced. The Management Fee may not be debited. Rejects are handled as credit memos applied to subsequent "China Costs" Invoices or parts replacements as defined below.

The China factories have agreed that rejected units or components will be replaced on subsequent full container shipments. There is no allowance for freight or labor, only replacement of parts or the complete unit in an extreme case. Enamel or cosmetic damage or rejects must be identified and documented at the time that the stove body is received at DESA - otherwise it is assumed that the damage happened in the United States. Cast-iron that fails in the field will be replaced for up to three years. The enamel is not warranted against chips - it is glass. If it delaminates or peels it will be replaced for up to three years.

With the small number of rejected units we have had - approx. 20 in 4000, a partial value (50%) credit memo was issued and the units were turned into spare parts. Several units received full credit. China did not request that they be shipped back.

S. The AMITY Gas Stove bodies will be the same basic components and of the same typical quality as the sample units provided to DESA up to this time. NU-TEC will continue to make refinements for the betterment of the product.




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         Several product refinements will be made before initial shipment of the
         Amity stove, including lowering the floor and adding a hinged door to conceal the controls. A black paint screen will be installed behind the front window. The ash lip will be removable for improved visual and manual access to the controls.

T. This agreement runs by the calender year and will automatically be renewed each year on November 30th unless written notice is provided by certified mail before this date. In the event that DESA has not taken all of the initial order 2000 Amity stoves, plus 1000 Hepplewhite by the end of December 1997, the remaining balance may be applied to the 1998 agreement. In 1998 and thereafter, DESA agrees to order at least 2000 pieces of each model.

U.       DESA  will  provide  to  American   Credit   Indemnity   any  financial
         information necessary for NU-TEC to obtain Receivables Insurance.

                                                NU-TEC Incorporated

Dated:      February __, 1997                   By_________________________
                                                         Peter S. Albertsen
                                                         President

                                                DESA International

Dated:      February __, 1997                   By_________________________
                                                          John M. Kelly
                                                          President